FOR IMMEDIATE RELEASE

Contact: Dana C. Gavenda
President and Chief Executive Officer
FSB Community Bankshares, Inc.
FSB Bancorp, Inc.
Tel. (585) 223-9080

FSB COMMUNITY BANKSHARES, INC. ANNOUNCES
RESULTS OF STOCK OFFERING

Fairport, New York, July 8, 2016 – FSB Community Bankshares, Inc. (“FSB Community”) (OTC Pink: FSBC), the current holding company for Fairport Savings Bank, announced today that FSB Bancorp, Inc. (“FSB Bancorp”), the proposed new holding company for Fairport Savings Bank, expects to sell 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in the offering. The offering was oversubscribed in the community offering. Valid stock orders received from all eligible account holders, supplemental eligible account holders, other members and subscribers from the local community (Livingston, Monroe, Ontario, Orleans, Erie, Jefferson and Wayne Counties, New York) will have their orders filled in full. General community orders will be filled in accordance with the allocation procedures described in the prospectus and set forth in the plan of conversion and reorganization of FSB Community Bankshares, MHC.

If any subscriber would like to confirm its allocation prior to the closing of the offering, a subscriber may contact the stock information center, toll-free, at (888) 317-9712 from 10:00 a.m. until 4:00 p.m., Eastern Time, beginning on Monday, July 11, 2016.

Concurrent with the completion of the offering, shares of FSB Community’s common stock owned by the public will be exchanged for shares of FSB Bancorp’s common stock so that FSB Community’s existing public stockholders will own approximately the same percentage of FSB Bancorp’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus. As a result, public stockholders of FSB Community will receive 1.0884 shares of FSB Bancorp’s common stock for each share of FSB Community common stock they owned immediately prior to completion of the transaction for an aggregate of 907,070 shares of FSB Bancorp.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, FSB Bancorp will have 1,941,719 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

Due to the success of the offering, FSB Bancorp has filed an application to list its shares of common stock on the Nasdaq Capital Market. Following the anticipated approval of its listing of shares, FSB Bancorp will announce the closing date of the offering and the date that trading of its shares of common stock will commence on the Nasdaq Capital Market. It is expected that FSB Bancorp’s trading symbol will be “FSBC.”

Fairport Savings Bank, founded in 1888, is headquartered in Fairport, New York with four additional full-service branch offices located in Penfield, Irondequoit, Webster and Perinton, New York.  The Bank also has loan production offices located in Buffalo, Greece, Pittsford and Watertown, New York.  At March 31, 2016, FSB Community had total assets of $257.8 million.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: general economic trends, changes in interest rates, increased competition, changes in consumer demand for financial services, fiscal and monetary policies of the U.S. Government, and changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements.

Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The factors listed above could affect FSB Bancorp’s and FSB Community’s financial performance and could cause FSB Bancorp’s and FSB Community’s actual results for future periods to differ materially from any opinions or statements expressed in any current statements with respect to future periods.  FSB Bancorp and FSB Community do not undertake and specifically decline any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required to be reported under the rules and regulations of the United States Securities and Exchange Commission.

A registration statement relating to FSB Bancorp’s common stock has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy FSB Bancorp common stock.  The offer is made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of FSB Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.